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                                                                       Exhibit 5

              [LETTERHEAD OF LEBOEUF, LAMB, GREENE & MACRAE L.L.P.]

                              125 West 55th Street
                            New York, NY 10019-5389
                                 (212) 424-8000
                           FACSIMILE: (212) 424-8500

                                                    June 17, 2003

Trump Casino Holdings, LLC
Trump Casino Funding, Inc.
1000 Boardwalk
Atlantic City, New Jersey 08401

      Re: Registration Statement on Form S-1 (File No. 333-105760)
          --------------------------------------------------------

Dear Sirs:

         We have acted as counsel for Trump Casino Holdings, LLC, a Delaware limited liability company ("TCH") and Trump Casino Funding, Inc., a Delaware corporation ("Funding" and, together with TCH, the "Issuers"), and the Guarantors identified below in connection with the preparation and filing with the Securities and Exchange Commission by the Issuers and the Guarantors of a registration statement on Form S-1, File No. 333-105760 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to the sale, from time to time, by Donald J. Trump (the "Selling Noteholder"), in the manner described in the Prospectus (the "Prospectus") which forms part of the Registration Statement, of up to $15,000,000 principal amount of 17-5/8% Second Priority Mortgage Notes due 2010 (the "Second Priority Notes"). The obligations of the Issuers under the Second Priority Notes are guaranteed, jointly and severally, by the Guarantors (collectively, the "Guarantees"). The Second Priority Notes were initially issued and sold to the Selling Noteholder in a transaction exempt from registration under the Act. The Second Priority Notes were issued pursuant to an indenture (the "Indenture"), dated as of March 25, 2003, among the Issuers and U.S. Bank, National Association, as trustee, and each of the following entities as guarantors: Trump Marina Associates, L.P., a New Jersey limited partnership, Trump Marina, Inc., a New Jersey corporation, Trump Indiana, Inc., a Delaware corporation, Trump Indiana Realty, LLC, a Delaware limited liability company, THCR Management Holdings, LLC, a Delaware limited liability company, and THCR Management Services, LLC, a Delaware limited liability company (collectively, the "Guarantors"). Capitalized terms used herein without definition have the meanings ascribed to such terms in the Registration Statement.

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Trump Casino Holdings, LLC
Trump Casino Funding, Inc.
June 17, 2003
Page 2

         In connection with the opinions set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Registration Statement and (ii) the Indenture. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuers and Guarantors, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

         In connection with this opinion, we have assumed that the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and that the Second Priority Notes will be sold by the Selling Noteholder in compliance with applicable federal and state securities laws and in the manner described in the Prospectus. We have also assumed that the execution and delivery of the Indenture and the Guarantees have been duly authorized by Trump Marina Associates and Trump Marina, Inc., and that the Indenture has been duly authorized, executed and delivered by the Trustee.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Second Priority Notes to be sold by the Selling Noteholder in the manner described in the Prospectus under the captions "Selling Noteholder" and "Plan of Distribution" are legally issued and constitute valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their respective terms.

         2. The Guarantees are valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their respective terms.

         In expressing the opinions set forth above, we express no opinion as to the validity, binding effect or enforceability of (i) provisions to the effect that terms may not be waived or modified except in writing and other provisions to the effect that failure to exercise, or delay in exercising, rights or remedies will not operate as a waiver of any such right or remedy, or (ii) disclaimers, liability limitations with respect to third parties, releases, legal or equitable discharge of defenses, liquidated damages provisions, provisions purporting to waive the benefit of statutory or common law rights, or provisions releasing a party from, or indemnifying a party against, liability for its own wrongful or grossly negligent acts.

         The foregoing opinions are subject to:

         (a) the effects of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance and similar laws from time to time in effect affecting creditors' rights generally and general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law); and

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Trump Casino Holdings, LLC
Trump Casino Funding, Inc.
June 17, 2003
Page 3

         (b) the effects of the Casino Control Act of the State of New Jersey, the regulations adopted pursuant thereto, and rulings of the New Jersey Casino Control Commission, as such laws, regulations and rulings may now or hereafter be in effect and other state gaming laws applicable to the Issuers or the Guarantors, the regulations adopted pursuant thereto, and rulings from other state gaming authorities, as such laws, regulations or rulings may now or hereafter be in effect.

         The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the laws of the State of New York, the Delaware General Corporation Law and the Delaware Limited Liability Company Act and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

                                             Very truly yours,

                                             LeBoeuf, Lamb, Greene & MacRae LLP